Exhibit 10.7
2020 Retention Incentive Program (US) Performance-Based Award
To: [INSERT NAME AND ADDRESS OF GRANTEE]
(“you” or the “Grantee”)

PERFORMANCE-BASED RETENTION INCENTIVE AWARD AGREEMENT
Congratulations! Tellurian [Management] Services LLC (the “Employer”) hereby awards you (“you” or the “Grantee”) the opportunity to participate in a performance-based cash retention incentive award (the “Performance-Based Award”) on the terms and subject to the conditions (including the vesting restrictions) set forth in this Performance-Based Retention Incentive Award Agreement (this “Agreement”).
All capitalized words used in this Agreement that are not defined in the main body of this Agreement are defined in the Glossary at the end of this Agreement.

Grant Date:	[____] (the “Grant Date”)

Performance-Based Award Generally:	The Performance-Based Award under this Agreement consists of an opportunity to earn, vest in and receive payments in respect of up to four (4) supplemental bonus amounts (each, a “Supplemental Bonus”), subject to your Continuous Service and the Company’s performance. The terms and conditions, including as to vesting and payment, of the Performance-Based Award are set forth below.

Performance Period:	The period beginning on the Grant Date and ending on March 31, 2022 shall be referred to in this Agreement as the “Performance Period”.

Supplemental Bonus Value:	Each Supplemental Bonus that you are eligible to earn under this Agreement shall have a value equal to $[__], for an aggregate opportunity to earn up to $[4x SUPPLEMENTAL BONUS AMOUNT] under this Agreement, subject, in each case, to the vesting restrictions and other terms and conditions contained herein.

Supplemental Bonuses Generally:
You will be eligible to receive a Supplemental Bonus (that is subject to the vesting restrictions and other terms and conditions contained herein) upon the satisfaction of a “Performance Target” (as defined below) during the Performance Period, subject to your Continuous Service. This Agreement contains four (4) Performance Targets, and you will be eligible to receive one (1) Supplemental Bonus upon the satisfaction of each Performance Target during the Performance Period (and you will be eligible to receive only one (1) Supplemental Bonus in respect of each Performance Target). The “Performance Targets” for purposes of this Agreement shall be:

(A) Attainment of an “Average Closing Stock Price” (as defined below) that is greater than or equal to $[2.25];
(B) Attainment of an “Average Closing Stock Price” (as defined below) that is greater than or equal to $[3.25];
(C) Attainment of an “Average Closing Stock Price” (as defined below) that is greater than or equal to $[4.25]; and
(D) Attainment of an “Average Closing Stock Price” (as defined below) that is greater than or equal to $[5.25];

Notwithstanding anything in the foregoing to the contrary, the Performance Targets may be adjusted for changes in share capitalization such as stock dividends or stock splits, in the sole discretion of the Employer (or its successors or assigns) and the Company (or such other parent of the Employer, successor or assignee) (the “Relevant Entity”).

For purposes of this Agreement “Average Closing Stock Price” means the average closing stock price of the Company’s Common Stock as reported on Nasdaq over any ten (10) consecutive trading day period that begins and ends during the Performance Period.

Supplemental Bonus Vesting:	Subject to the other provisions contained herein, following satisfaction of a Performance Target, the applicable Supplemental Bonus will vest in twelve (12) substantially equal monthly installments on the first Monday of each month commencing with the later of (i) the first month following the month in which the applicable Performance Target is satisfied, and (ii) June 7, 2021, subject to your Continuous Service following the Grant Date and through and including each applicable vesting date. There shall be no proportionate or partial vesting in the period prior to each applicable vesting date.

Payment:	Subject to your satisfaction of the vesting conditions set forth above, on or as soon as administratively practicable following each applicable vesting date, and in any event not later than thirty (30) days after each applicable vesting date, you will be paid an amount equal to the vested portion of any Supplemental Bonus in cash (subject to applicable withholdings and deductions, as set forth below).

Notwithstanding the foregoing, all or any portion of any payment in respect of any Supplemental Bonus may, in the sole discretion of the Relevant Entity, be satisfied through delivery of a number of shares of Common Stock (or securities or other equity interests of a permitted successor or assignee) having an equivalent fair market value on the applicable date of payment; provided, however, that such Common Stock (or securities or other equity interests of a permitted successor or assignee, to the extent applicable), if any, shall be delivered solely to the extent determined by the Relevant Entity in its sole discretion and shall be issued only pursuant to a written award agreement under and subject to the terms and conditions of a shareholder-approved equity compensation plan.

Termination of Service:	In the event of your Termination of Service for any reason (whether notice of termination is given by you or the Company, the Employer, one of their Subsidiaries or the Partnership, or such Termination of Service is due to your death), you shall not be entitled to receive and shall forfeit, without any right to compensation, any rights in respect of the Performance-Based Award and any Supplemental Bonus thereunder that are unvested as of the date of such Termination of Service; provided, however, that if such Termination of Service occurs while a Supplemental Bonus that you received following the satisfaction of the applicable Performance Target remains unvested in whole or in part then, notwithstanding anything in the foregoing to the contrary, the Company’s Chief Executive Officer in her or his sole discretion, or, if you are or are reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, the Board in its sole discretion, may (but shall not be obligated to) provide for the continuation of vesting of such Supplemental Bonus in accordance with the terms of this Agreement, but without regard to the requirement of your Continuous Service; provided, however, that any such discretionary continuation shall be subject to and conditioned upon, other than in the case of a Termination of Service as a result of your death: (A) your continued compliance with the Restrictive Covenants; and (B) your timely execution and delivery (without revocation) to the Employer of the Release within twenty-one (21) days (or such longer period as may be required by law) after delivery of the form of Release by the Employer.

Change of Control:
In the event of a Change of Control during your Continuous Service, then:

(A) if such Change of Control occurs during the Performance Period, and prior to satisfaction of each of the Performance Targets, then, notwithstanding anything in the foregoing to the contrary, you shall be eligible to receive a Supplemental Bonus in respect of any such unsatisfied Performance Target if the COC Stock Price (as defined below), is greater than or equal to the amount specified in such unsatisfied Performance Target, subject to the other terms and conditions contained herein; and

(B) if such Change of Control occurs while any Supplemental Bonus remains unvested in whole or in part (after giving effect to the foregoing), any such Supplemental Bonus shall vest in full as of the effective date of such Change of Control, and payment in respect of any such Supplemental Bonus shall be made within ten (10) days following such Change of Control.

If any Performance Targets are unsatisfied after giving effect to the foregoing, you shall cease to be eligible to receive, vest in and receive payments in respect of any Supplemental Bonus relating to such unattained Performance Targets.

For purposes of this Agreement, “COC Stock Price” shall mean the closing price of the Company’s Common Stock as reported on Nasdaq on the last trading day immediately prior to the Change of Control, as adjusted for changes in share capitalization such as stock dividends or stock splits in the sole discretion of the Relevant Entity.

Withholding of Taxes:	Amounts payable under this Agreement shall be subject to withholding and deductions for federal, state and/or local taxes, and the Employer shall have the right to withhold such amounts from any amounts otherwise payable to you in respect of the Performance-Based Award or to otherwise require, prior to the grant, vesting or payment of any Supplemental Bonus, payment by you of any federal, state or local taxes required by law to be withheld.

Code Section 409A:	It is intended that this Agreement and the Performance-Based Award granted hereunder will comply with or be exempt from Code Section 409A, and this Agreement will be construed and interpreted in accordance with such intent.

A termination of employment (or other service, as the case may be) shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment (or other service, as the case may be) unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Notwithstanding anything herein to the contrary, the following shall apply, if and to the extent required by Code Section 409A, in the event that (A) you are deemed to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and (B) amounts or benefits under the Performance-Based Award or any other program, plan or arrangement of the Employer or a controlled group affiliate thereof are due or payable on account of “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h): No such payments that are “nonqualified deferred compensation” subject to Code Section 409A shall be made prior to the date that is six (6) months after the date of separation from service or, if earlier, the date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum (without interest) on the earliest permissible payment date.

Notwithstanding anything herein to the contrary, to the extent that a Supplemental Bonus is (i) subject to Code Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the payment of such Supplemental Bonus shall not occur until the earliest of (I) the Change of Control if such Change of Control constitutes a “change in the ownership of the corporation,” a “change in the effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Code Section 409A(2)(A)(v), (II) the date such Supplemental Bonus would otherwise be settled pursuant to the terms of this Agreement and (III) your “separation of service” within the meaning of Code Section 409A.

No Right to Employment or Consultancy Service:	Nothing in this Agreement shall confer upon you any right with respect to continuation as an employee, consultant or director with the Company, the Employer, any of their Subsidiaries or the Partnership, nor shall it interfere with or restrict in any way the right of the Company, the Employer, any of their Subsidiaries or the Partnership, which is hereby expressly reserved, to remove, terminate or discharge you at any time for any reason whatsoever, with or without cause and with or without advance notice. This Agreement is not intended to and does not amend any existing employment or consultancy contract between you and the Company, the Employer, any of their Subsidiaries or the Partnership.

No Shareholder Rights:	The grant of the Performance-Based Award hereunder shall not make you, nor give you any of the rights or privileges of, a shareholder of the Company or any of its Affiliates.

Unsecured Obligation:	The obligations of the Employer with respect to the Performance-Based Award is an unfunded and unsecured promise, and ultimately your right to receive payment in respect of the Performance-Based Award and this Agreement shall be no greater than the rights of any other unsecured general creditor of the Employer.

Restrictions on Transfer:	You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of any portion of the Performance-Based Award or any rights or interest therein, including without limitation any rights under this Agreement or any amounts payable in respect of any portion of the Performance-Based Award, prior to payment hereunder. Any attempted sale, transfer, pledge, hypothecation, assignment or other disposition of any portion of the Performance-Based Award in violation of this provision shall be void and of no effect.

Severability:	If any provision of this Agreement (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this agreement, and the validity and enforceability of the other provisions of this Agreement shall not be affected.

Counterparts:	This Agreement may be executed in one or more counterparts but shall not be effective until each party has executed at least one counterpart. Each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute the same instrument.

Governing Law:	All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws which would result in the application of the laws of any other jurisdiction. The Performance-Based Award and any payments in connection therewith shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, if any.

This Agreement is intended to be a cash “bonus program” (as described in 29 C.F.R. Section 2510.3-2(c) or any successor thereto), and not a pension or welfare benefit plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be construed accordingly. All interpretations and determinations hereunder shall be made on a basis consistent with that status and intent.

Data Protection:	By accepting the Performance-Based Award (whether by electronic means or otherwise), you hereby consent to the holding and processing of personal data provided by you to the Company and the Employer for all purposes necessary for the operation of this Agreement and the Performance-Based Award. This includes, but is not limited to, administering and maintaining records regarding you; providing information to third party administrators of benefit plans and awards; and providing information to future purchasers of the Company, the Employer or the business in which you work. You are hereby advised and directed to refer to any Employer data protection policy and/or notice from time to time in place for more details about how your personal data is used.

Successors and Assigns:	The Employer and/or the Company (or their respective successors and assigns) may require any of their respective subsidiaries or any of their respective successors or assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer and/or the Company (or their respective successors and assigns, as applicable), would be required to perform it if no such succession or assignment had taken place. All obligations of the Employer granted hereunder shall be binding on the Employer and any such successors and assigns.

Waiver:	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement shall preclude or restrict the further exercise of that or any other right or remedy.

Entire Agreement:	This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements between you and the Company or the Employer with respect to the subject matter hereof. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and a duly authorized officer of the Employer.

No party has been induced to enter into this Agreement in reliance upon, nor have they been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in this Agreement and, to the extent that any of them have been, they unconditionally and irrevocably waive any claims, rights or remedies which any of them might otherwise have had in relation thereto.
By your signature and the signature of the Employer’s representative below, you and the Employer hereby acknowledge that you have been issued the right to participate in the Performance-Based Award with effect from the Grant Date on the terms and conditions of this Agreement. Further, you acknowledge your agreement to be bound to the terms of this Agreement in connection with your acceptance of the Performance-Based Award issued hereby through procedures, including electronic procedures, provided by or on behalf of the Employer.

To accept the Performance-Based Award, execute this form and return an executed copy to [___] (the “Designated Recipient”) by [___]. Failure to return the executed copy to the Designated Recipient by such date will render this award invalid.

EMPLOYER

Tellurian [Management] Services LLC
By:
Name: [____]
Title: [____]

GRANTEE

Accepted by:
[NAME]

Date:

GLOSSARY
a. “Affiliate” shall mean any person that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting or other securities, by contract or otherwise.
b.“Board” shall mean the Board of Directors of the Company.
c. “Change of Control” shall mean the occurrence of any of the following:
i.any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company or any Subsidiary or Affiliate, (2) any acquisition by the Company or any Subsidiary or Affiliate, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition pursuant to a transaction which complies with clauses (A) and (B) of Section c(iii) of this Glossary, below, or (5) any acquisition of additional securities by any Person who, as of the Grant Date, held 15% or more of either (x) the Outstanding Company Common Stock or (y) the Outstanding Company Voting Securities;
ii.individuals who, as of the Grant Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

iii.consummation by the Company of a reorganization, merger, or consolidation, or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or equivalent governing authority) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination. Notwithstanding anything in the foregoing to the contrary, a sale or other disposition of the Partnership or the Company’s interest in the Partnership shall not constitute a sale or other disposition of all or substantially all of the assets of the Company or any other Change of Control for purposes of this Agreement; or
iv.approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
d.“Code” shall mean The U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.
e.“Common Stock” shall mean the Common Stock of the Company, $0.01 par value per share.
f.“Company” means Tellurian Inc.
g.“Continuous Service” shall mean continued employment or other service to the Employer, the Company, any of their Subsidiaries or the Partnership from the Grant Date through the relevant date.
h. “Exchange Act” shall mean U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
i.“Nasdaq” means the Nasdaq Capital Market.
j.“Partnership” means Driftwood Holdings LP and its subsidiaries and successors.
k.“Release” means a general release of all claims of any kind that you have or may have (including but not limited to contractual and statutory rights for unfair dismissal and unlawful discrimination arising out of your employment and/or its termination) against the Company and its Affiliates (including the Employer) and their respective affiliates, officers, directors, employees, shareholders, agents and representatives, in a form satisfactory to the Employer.

l.“Restrictive Covenants” means all confidentiality obligations and post-termination provisions and restrictive covenants to which you are subject under your contract of employment or otherwise.
m.“Subsidiary” shall mean a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its Affiliates serves as general or managing partner or in a similar capacity.
n.“Termination of Service” means the termination of your Continuous Service for any reason (and whether such termination results from notice from you, the Company, the Employer, one of their Subsidiaries or the Partnership); provided, however, that notwithstanding the foregoing, a Termination of Service will not be deemed to occur for purposes of this Agreement if you become an employee or other service provider of the Partnership immediately following a Termination of Service with the Company, the Employer or any of their Subsidiaries (or if you become an employee or other service provider of the Company, the Employer or any of their Subsidiaries immediately following a Termination of Service with the Partnership), or if your employment or other service with the Company, the Employer or any of their Subsidiaries is transferred, assigned or seconded to the Partnership (or if your employment or other service with the Partnership is transferred, assigned or seconded to the Company, the Employer or any of their Subsidiaries), it being understood that in such cases, continuous employment or other service with the Company, the Employer, any of their Subsidiaries and/or the Partnership shall be treated as continuous service with the Company for purposes of the Performance-Based Award, and a Termination of Service shall be deemed to occur upon the cessation of all employment or other service to the Company, the Employer, any of their Subsidiaries and the Partnership.